UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2026
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)
377 Simarano Drive
Marlborough, Massachusetts 01752
(Address of Principal Executive Offices, including Zip Code)

(508) 373-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IPGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry in a Material Definitive Agreement.
Put Option Agreement, Share Purchase Agreement

As previously disclosed, on July 16, 2026, IPG Photonics Corporation (the “Company”) entered into a Put Option Agreement (the “Put Option Agreement”), with Lumibird S.A., a French société anonyme (listed on Euronext Paris) (the “Seller”), relating to the proposed acquisition by the Company of 100% of the outstanding shares of Lumibird Medical, a French société par actions simplifiée and wholly-owned subsidiary of the Seller ("Lumibird Medical”), on the terms set forth in the form of share purchase agreement attached to the Put Option Agreement.

Pursuant to the Put Option Agreement, following completion of the information and consultation process with the works council of the Economic and Social Unit (Unité économique et sociale) of the Seller required under French law, the Seller exercised its put option right under the Put Option Agreement and, on September 8, 2026, the Company and the Seller entered into a share purchase agreement in substantially the form previously agreed and appended to the Put Option Agreement (the "SPA"), governing the sale of the shares of Lumibird Medical to the Company (the "Acquisition"). The SPA provides for the Acquisition for a purchase price of €300 million on a cash-free, debt-free basis, payable in cash at closing and subject to customary adjustments as set forth in the SPA. The SPA also provides for contingent earn-out consideration of up to €50 million in additional cash based on the achievement of certain 2026 and 2027 performance metrics. The Company expects to fund the Acquisition through cash on hand.

In connection with the Acquisition, the Company has secured a warranty and indemnity insurance policy (the "W&I Policy") insuring for losses arising out of certain breaches of the representations and warranties of the Seller in the SPA, subject to a retention amount, exclusions, policy limits and certain other terms and conditions. Under the SPA, the Seller makes certain fundamental representations and warranties regarding Lumibird Medical and agrees to indemnify the Company to the extent the Company's losses related to such fundamental representations and warranties exceed the coverage available under the W&I Policy. The Seller also gives business warranties for the sole purpose of the W&I Policy, with the Seller's aggregate liability for such business warranties capped at one euro (€1.00), except in the case of fraud or willful misconduct. The SPA also contains customary covenants of the parties, including non-solicitation and non-competition undertakings of the Seller for three years following the closing, and customary termination rights, including the right of either party to terminate if the closing conditions are no longer capable of being satisfied by the long-stop date specified in the SPA.

The parties' obligations to complete the Acquisition are subject to certain customary conditions and approvals, including authorization by the French Minister of the Economy under the French foreign direct investment regime and the French securities regulator (the Autorité des marchés financiers, or "AMF") granting a waiver from the requirement to launch a mandatory buyout offer under Article 236-6 of the AMF General Regulation. The closing of the Acquisition is expected to occur in the fourth quarter of 2026.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The SPA contains representations, warranties and covenants that the parties made to each other as of the dates specified therein, solely for purposes of the SPA and subject to important qualifications and limitations agreed by the parties, including being qualified by confidential disclosures used for the purpose of allocating contractual risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the SPA and should not rely on the representations, warranties and covenants, or any description thereof, as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective affiliates, including Lumibird Medical.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
2.1*	Share Purchase Agreement, dated September 8, 2026, between IPG Photonics Corporation and Lumibird S.A.
104	Inline XBRL for the cover page of this Current Report on Form 8-K.
* Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of any omitted schedule or attachment to the U.S. Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

September 8, 2026	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel and Corporate Secretary